Exhibit 99.2

CONSENT OF COMMONWEALTH ADVISORS, INC.

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Community First Bancorp, Inc. (the “Company”) dated as of May 24, 2018, as Annex B to the Proxy Statement/Information Statement/Prospectus relating to the proposed merger of the Company with and into Emclaire Financial Corp contained in the Registration Statement on Form S-4, as filed with the Securities and Exchange Commission, and to references to such opinion and the quotation or summarization of such opinion therein.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

/s/ Commonwealth Advisors, Inc.

Lemoyne, Pennsylvania
July 2, 2018